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                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                            COLEMAN NATURAL PRODUCTS, INC.
              (ORIGINALLY INCORPORATED AS COLEMAN NATURAL HOLDINGS CORP.
                                 ON OCTOBER 12, 1993)

         We, the undersigned, President and Secretary, respectively, of Coleman Natural Products, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), do hereby certify that, pursuant to Sections 242 and 245 of the Delaware General Corporation Law ("DGCL"), this Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the Board of Directors and approved by the stockholders in accordance with Sections 228 of the DGCL, with written notice in accordance with Section 228(d) to be provided to stockholders who did not consent in writing, all in order to amend and restate the corporation's Certificate of Incorporation to read in its entirety as follows:

         FIRST: The name of the corporation shall be Coleman Natural Products, Inc.

         SECOND: The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation's registered agent at such address is The Corporation Trust Company.

         THIRD: The objects or purposes for which the corporation is created and the nature of the business to be transacted, promoted or carried on by this Corporation, either within or outside the State of Delaware, and the powers with which it shall be vested are to engage in any activity or business not in conflict with the laws of the State of Delaware or of the United States of America, and to engage in the transaction of all lawful business for which corporations may be incorporated pursuant to the Delaware General Corporation Law.

         In general, to do any or all of the things herein set forth or permitted under the laws of the State of Delaware to the same extent as natural persons might or could do in any part of the world, as principals, agents, contractors, fiduciaries or otherwise, within or without the State of Delaware, or the United States of America, either alone or in company with others, and to carry on any other business in connection therewith, and to do all things not forbidden, and with all the powers conferred upon corporations by the laws of the State of Delaware.


         It is the intention that each of the objects, purposes and powers specified in each of the paragraphs of this Article THIRD of this Amended and Restated Certificate of Incorporation shall, except whether otherwise specified, be nowise limited or restricted by


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reference to or inference from the terms of any other paragraph or of any other Article in this Amended and Restated Certificate of Incorporation, but that the objects, purposes and powers specified in this Article THIRD shall be regarded as independent objects, purposes and powers of this Corporation; nor shall the expression of one thing be deemed to exclude another, although it be of similar or dissimilar nature. The enumeration of object or purposes herein shall not be deemed to exclude or in any way limit by inference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly or by force of the laws of the State of Delaware, now or hereafter in effect, or impliedly by any reasonable construction of said laws.

         FOURTH: A. The aggregate number of shares which the corporation shall have the authority to issue is 15,000,000 shares, $.001 par value, of common stock (the "Common Stock") and 5,000,000 shares, $.001 par value, of preferred stock (the "Preferred Stock").

         B. Three Million Four Hundred Ninety-one Thousand Three Hundred Ninety-six (3,491,396) shares of Preferred Stock are hereby designated Series A Preferred Stock (hereinafter referred to as the "Series A Stock") with the powers, preferences and rights and the qualifications, restrictions, and limitations thereon, specified in this Article FOURTH.

         1.   DIVIDENDS.

         (a) PAYABLE IN CASH OR COMMON STOCK. The corporation shall pay to the holders of the Series A Stock out of either the funds of the corporation legally available therefor or shares of the corporation's Common Stock, at the corporation's sole discretion, a preferential dividend as provided herein (the "Series A Dividend"). The Series A Dividend shall be paid in preference to the declaration or payment of any other dividends of this corporation (other than the Preferred Dividends, as provided below). The Series A Dividend on each share of Series A Stock shall be cumulative after January 1, 1995, whether or not at the time such Series A Dividend shall accrue or become due with respect to such issued Series A Stock, or at any other time, there shall be profits, surplus or other funds of the corporation legally available for payment of the Series A Dividend. The Series A Dividend shall accrue on the Series A Stock which is outstanding on both (i) the first day of each calendar quarter and
(ii) on the Dividend Payment Date (as defined below) at the rate of nine percent (9%) per share per annum (unless increased to ten percent (10%) per share per annum pursuant to paragraph 3(a)) (the "Series A Dividend Rate") on the Original Issue Price of such Series A Stock, from and including January 1, 1995 (regardless of the number of transfers of such Series A Stock indicated on the stock records of the corporation), to and including the date of redemption of the Series A Stock as provided in paragraph 3 below. The Series A Dividend shall be payable on the Series A Stock on the last day of each calendar quarter, with the first dividend payment due on March 31, 1995 (each such date in this subparagraph 1(a) is called a "Dividend Payment Date"). On each Dividend Payment

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Date the Series A Dividend on all Series A Stock outstanding during such calendar quarter shall be deemed to become "due" for all purposes of this paragraph 1 regardless of whether the corporation shall be legally permitted to pay cash for such Series A Dividend on such Dividend Payment Date. To the extent all or any portion of the Series A Dividend required to be paid on any Dividend Payment Date is to be paid in shares of the corporation's Common Stock, the Fair Value (as defined in paragraph 5(a), below) of the Common Stock on the Dividend Payment Date shall be the value for purposes of determining the number of shares to be issued in payment of the Series A Dividend. If any Series A Dividend shall for any reason not be paid at the time such Series A Dividend becomes due, then such Series A Dividend in arrears shall be paid as soon as payment of the same shall be legally permissible. Series A Dividends in arrears shall accrue interest at the rate of twelve percent (12%) per annum until such Series A Dividends in arrears are paid in full, including accrued interest. The holders of the then outstanding Common Stock shall not be entitled to any dividend (other than pro rata dividends or distributions payable solely in Common Stock) unless and until all Series A Dividends in arrears have been paid in full to the date of such declaration or payment of a dividend on Common Stock.

         (b) PAYABLE IN SERIES A STOCK. The corporation also shall pay to the holders of Series A Stock a preferential dividend payable in shares of Series A Stock as provided herein (the "Preferred Dividend"). The Preferred Dividend shall be paid in preference to the declaration or payment of any other dividends of this corporation (other than the Series A Dividends, as provided above). The Preferred Dividend shall accrue at the rate of six percent (6%) per annum (the "Preferred Dividend Rate") on the Original Issue Price of such Series A Stock, as to (i) 1,002,248 shares (the "First Dividend Shares") of the Series A Stock for the period from and including July 1, 1995, through and including June 30, 1996 (the "First Dividend Period"); and (ii) 3,340,826 shares (the "Second Dividend Shares") of the Series A Stock for the period on and after July 1, 1996, through and including the date of redemption of the Series A Stock as provided in paragraph 3, below (the "Second Dividend Period"). The First Dividend Shares and the Second Dividend Shares are hereinafter referred to collectively as the "Dividend Shares." The payment of the Series A Dividend shall be made proportionally as to each holder of Series A Preferred such that the number of Dividend Shares held by each holder on any Dividend Payment Date (as defined below) during the First Dividend Period or Second Dividend Period, as the case may be, shall be in the same ratio as to the Dividend Shares held by all such holders during the First Dividend Period or Second Dividend Period, as the case may be, as the total number of shares of Series A Preferred held by such holder is to the total number of Series A Preferred held by all holders thereof during the First Dividend Period or Second Dividend Period, as applicable. Payment of the Preferred Dividend on any shares of Series A Stock shall be made only if such share was outstanding on the first and last day of the calendar quarter in which such Series A Dividend is payable. The Preferred Dividend shall be payable in quarterly segments on the last day of each calendar quarter, with the first dividend payment due on September 30, 1995 (each such date in this subparagraph 1(b) is called a "Dividend Payment Date"). The holders of the then outstanding Common Stock shall not be entitled to

                                        -3-

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any dividend (other than pro rata dividends or distributions payable solely in Common Stock) unless and until all Preferred Dividends in arrears have been paid in full to the date of such declaration or payment of a dividend on Common Stock.

         2.   LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Stock shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, $1.00 per share (the "Original Issue Price") of the Series A Stock, plus an amount equal to any Series A Dividend in arrears. If, upon liquidation or dissolution of the corporation, the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Stock the full preferences to which they are entitled as set forth above, then the holders of the Series A Stock shall be entitled to receive all of the assets of the corporation available for distribution to its stockholders on a pro rata basis among such holders according to their respective ownership of Series A Stock.

         (b) After setting apart or paying in full the preferential amounts due the holders of Series A Stock, any remaining assets of the corporation available for distribution to its stockholders shall be distributed pro rata among the holders of Common Stock.

         (c) (i) Except as otherwise provided in subparagraph 2(c)(ii) below, a consolidation or merger of this corporation with or into any other corporation or other entity or person in which this corporation shall not survive, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the corporation of any reorganization or any other transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 2; provided, however, that the holders of sixty percent (60%) of the Series A Stock outstanding on the record date for any such transaction may waive the application of this subparagraph 2(c)(i).

              (ii) The consideration paid under this paragraph 2(c) shall be valued as provided in paragraph 5 of this Article FOURTH and consummation of such transaction shall be subject to the provisions of such paragraph 5.

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         3.   REDEMPTION.

         (a)  MANDATORY REDEMPTION BY CORPORATION.

              (i) To the extent allowed by law, the corporation shall redeem the Series A Stock, pro rata among the holders of the Series A Stock, as follows:

         Redemption Date                Percent of Outstanding Series A Stock
         ---------------                -------------------------------------

         October 31,                     One Hundred Percent (100%)
         1996


The redemption price for the Series A Stock shall be the Original Issue Price thereof, plus any Series A Dividends in arrears on all of the Series A Stock (the "Redemption Price"), plus, to the extent applicable, any interest which has accrued pursuant to paragraph 1(a) of this Paragraph B, on Series A Dividends in arrears. If the funds of the corporation legally available for redemption of Series A Stock on a Redemption Date are insufficient to redeem such Series A Stock on such date, funds to the extent legally available for such purpose shall be used to redeem the number of shares of Series A Stock which may be legally redeemed. At any time thereafter, when additional funds of the corporation are legally available for the redemption of shares, such funds shall be immediately used to redeem the balance of the Series A Stock required to be redeemed on such Redemption Date. Any partial redemption shall be made on a pro rata basis among the holders of the Series A Stock according to their respective ownership of Series A Stock. If the corporation fails to timely redeem the Series A Stock, the Series A Dividend Rate shall increase to ten percent (10%) per share per annum on all the Series A Stock from the date of such failure to the date the Series A Stock which the Company failed to redeem is thereafter redeemed.

         (b) OPTIONAL REDEMPTION BY CORPORATION. The corporation may at any time redeem any or all shares of the Series A Stock, pro rata among the holders of the Series A Stock, by giving notice to such holders of the date set for redemption (also a "Redemption Date"), as provided in paragraph (c)(i), below.

         (c)  GENERAL.

              (i) At least thirty (30) but no more than sixty (60) days prior to the date for any redemption of Series A Stock under paragraphs (a) or (b), above, written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Stock, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Price and the place at which payment may be obtained, and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his or her certificate or certificates representing the shares to be redeemed (a "Redemption Notice"). Except as provided in paragraph 3(c)(ii),

                                         -5-


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on or after each Redemption Date, each holder of Series A Stock to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

              (ii) From and after the close of business on any Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of the shares to be redeemed on such date as holders of such shares (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

              (iii) On or prior to any Redemption Date, this corporation shall deposit the applicable Redemption Price for all outstanding shares of Series A Stock to be redeemed pursuant to paragraph 3(a) or 3(b) with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of such shares. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the Redemption Date, the Redemption Price to the holders of the Series A Stock to be redeemed upon surrender of their certificates therefor. The balance of any monies deposited by the corporation pursuant to this paragraph 3(c)(iii) remaining unclaimed at the expiration of one year following the applicable Redemption Date shall thereafter be returned to the corporation, provided that the stockholder to whom such monies would be payable hereunder shall be entitled, upon proof of its ownership of the stock to be redeemed and payment of any bond requested by the corporation, to receive such monies but without interest from the Redemption Date.

         4. VOTING RIGHTS. Each share of Common Stock shall be entitled to one vote per share on any matter submitted to the stockholders. Except as otherwise required by law, the holder of each share of Series A Stock shall not have the right to vote.

         5.   VALUATION OF CONSIDERATION.

         (a) Any securities to be delivered to the holders of Series A Stock pursuant to paragraph 2(c) of this Article FOURTH or any Common Stock to be delivered to the holders of Series A Stock pursuant to paragraph 1(a) of this Article FOURTH shall be valued (the "Fair Value") as follows:

              (i) Securities not subject to investment letter or other similar restrictions on free marketability:


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                   (1)  if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30)-day period ending three (3) days prior to the closing;

                   (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30)-day period ending three (3) days prior to the closing; and

                   (3) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than sixty percent (60%) of the then outstanding shares of Series A Stock with respect to which such securities are being distributed; provided that if the corporation's Board of Directors engages a firm of appraisal experts to value the Corporation's Common Stock, and the Board of Directors accepts the valuation so issued, the determination of the Board of Directors shall be the Fair Value of the Common Stock.

              (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(1), (2) or
(3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of a majority of the then outstanding shares of Series A Stock with respect to which such securities are being distributed.

         (b) In the event the requirements of paragraph 2(c) are not complied with, the corporation shall forthwith either:

              (i) cause such closing to be postponed until such time as the requirements of paragraph 2(c) have been complied with, or

              (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in paragraph 5(c) hereof.

         (c)  The corporation shall give each holder of record of Series A
Stock written notice of any impending transaction described in paragraph 2(c) not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the proposed transaction and of paragraph 2(c), and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten days after the

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corporation has given notice of any material changes provided for herein;
provided, however, that such periods may be shortened upon the written consent of the holders of not less than sixty percent (60%) of the shares of Series A Stock then outstanding.

         6.   CANCELLATION AND RE-DESIGNATION OF PREFERRED STOCK ON REDEMPTION.

         (a) Upon redemption of the Series A Stock pursuant to the terms of this Article FOURTH, all certificates of Series A Stock surrendered for redemption shall be appropriately cancelled on the books of the Corporation, and all of the shares so redeemed represented by all certificates of the Series A Stock shall be deemed to be cancelled.

         (b) Upon such redemption, the existing designation, rights and preferences of the Series A Stock shall terminate and the number of authorized shares of Preferred Stock set forth in this Article FOURTH shall be automatically reinstated at 5,000,000 shares of undesignated Preferred Stock which may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Amended and Restated Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the affirmative vote of a majority of the whole Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the General Corporation Law of the state of Delaware. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Preferred Stock.

         FIFTH: The stockholders of the corporation shall not have cumulative voting rights in the election of directors.

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized and empowered, but subject to the limitations of this Amended and Restated Certificate of
Incorporation:

         A. to make, alter and repeal the Amended and Restated Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaws made by the Board of Directors;

         B. subject to the laws of the State of Delaware and this Amended and Restated Certificate of Incorporation, from time to time to sell, lease, or otherwise dispose of any part or parts of the properties of the corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

         C. in addition to the powers and authorities hereinabove and by the laws of the State of Delaware conferred upon the Board of Directors, to exercise all such powers and to do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of such laws, the Amended and Restated Certificate of Incorporation of the corporation, as from time to time amended, and by its Amended and Restated Bylaws.

         SEVENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of section 279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Lee N. Arst, its President, and Richard Dutkiewicz, its Secretary, this 12th day of September, 1996.

                             COLEMAN NATURAL PRODUCTS, INC.


                             By:   /s/  Lee N. Arst
                                 ----------------------------
                                  Lee N. Arst, President

                             By:   /s/  Richard Dutkiewicz
                                 ----------------------------
                                  Richard P. Dutkiewicz, Secretary

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